CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the use of our report dated December 8, 1999, for the IPS Millennium Fund and the IPS New Frontier Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 12 to IPS Fund's Registration Statement on Form N-1A (file No. 33-83132), including the references to our firm under the heading Financial Highlights in the Prospectus and heading Accountants in the Statement of Additional Information.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio
March 7, 2000